EXHIBIT NO. EX-99.h.1.iii

                            THE ROCKLAND FUNDS TRUST

              AMENDMENT TO THE TRANSFER AGENT SERVICING AGREEMENT

     THIS AMENDMENT dated as of February 28, 2002 to the Transfer Agent Servicing Agreement, as amended, dated as of November 18 1996, by and between The Rockland Funds Trust, a Delaware business trust and U.S Bancorp Fund Services, LLC (formerly Firstar Mutual Fund Services, LLC), a Wisconsin limited liability company shall be as follows:

     Paragraph 7 Proprietary and Confidential Information shall be amended and replaced in its entirety as follows:

          7.  PROPRIETARY AND CONFIDENTIAL INFORMATION

          USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and prior, present, or potential shareholders (and clients of said shareholders) and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply after being requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

          Further, USBFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time (the "Act"). Notwithstanding the foregoing, USBFS will not share any nonpublic personal information concerning any of the Trust's shareholders with any third party unless specifically directed by the Trust or allowed under one of the exceptions noted under the Act.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

THE ROCKLAND FUNDS TRUST               U.S. BANCORP FUND SERVICES, LLC

By:  /s/Charles S. Cruice              By:  /s/Joseph C. Neuberger
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